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                                                                    Exhibit 23.2

                            CONSENT OF OGILVY RENAULT

                  We hereby consent to the use of our name under the caption "Canadian Federal Income Tax Considerations" in (i) the Prospectus Supplement of Nortel Networks Limited dated February 1, 2001 and filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended and (ii) the Prospectus contained in the registrant's shelf registration statement on Form S-3 (No. 333-5188).

                  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.





/s/ Ogilvy Renault

Toronto, Ontario
February 1, 2001